TherapeuticsMD, Inc. S-8

Exhibit 5.1

DLA Piper LLP (US) www.dlapiper.com

August 7, 2020

TherapeuticsMD, Inc.

951 Yamato Road, Suite 220

Boca Raton, FL 33431

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel to TherapeuticsMD, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 7, 2020 relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 5,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the TherapeuticsMD, Inc. 2020 Employee Stock Purchase Plan (the “Plan”).

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the following: (i) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (ii) the Bylaws of the Company, as amended, as currently in effect; (iii) resolutions of the Board of Directors of the Company adopting the Plan, authorizing the issuance of the Shares and authorizing the filing of the Registration Statement; (iv) the Plan; (v) the Registration Statement; and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and that the persons executing the documents examined by us have the legal capacity to execute such documents. We have also assumed that the offer and sale of the Shares complies and will comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assumptions and further assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plan and (ii) the consideration, if any, required to be paid in connection with the issuance of underlying Shares issued pursuant to the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the Shares to be issued pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable.

TherapeuticsMD, Inc. August 7, 2020 Page 2

The opinion expressed herein is specifically limited to the laws of the State of Nevada and the federal laws of the United States of America and speaks only as of the date hereof. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This opinion is rendered solely in connection with the transactions covered hereby and may not be relied upon for any other purpose, without our prior written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)